Exhibit 99.1
Oppenheimer Holdings Inc. Reports Fourth Quarter and Full Year 2023 Earnings

New York, January 26, 2024 – Oppenheimer Holdings Inc. (NYSE: OPY) (the "Company" or "Firm") today reported net income of $11.1 million or $1.07 basic earnings per share for the fourth quarter of 2023 compared with net income of $22.4 million or $2.04 basic earnings per share for the fourth quarter of 2022. Adjusted net income(a) was $16.1 million or $1.56 basic earnings per share for the fourth quarter of 2023, after excluding $5.0 million of expense related to a regulatory settlement. Revenue for the fourth quarter of 2023 was $308.3 million compared to revenue of $313.6 million for the fourth quarter of 2022, a decrease of 1.7%.
For the year ended December 31, 2023, the Company reported net income of $30.2 million or $2.81 basic earnings per share compared with net income of $32.4 million or $2.77 basic earnings per share for the year ended December 31, 2022. Adjusted net income(a) was $43.2 million or $4.02 basic earnings per share for the year ended December 31, 2023, after excluding $13.0 million of expense related to a regulatory settlement. Revenue for the year ended December 31, 2023 was $1.2 billion compared to revenue of $1.1 billion for the year ended December 31, 2022, an increase of 12.4%.

Summary Operating Results (Unaudited)
('000s, except per share amounts or otherwise indicated)
	4Q-23	4Q-22	FY-23	FY-22
Revenue	$308,289	$313,580	$1,248,825	$1,110,941
Compensation Expense	$193,196	$197,683	$782,396	$740,827
Non-compensation Expense	$97,261	$85,625	$419,659	$324,560
Pre-Tax Income	$17,832	$30,272	$46,770	$45,554
Income Taxes Provision	$6,236	$7,885	$16,498	$13,444
Net Income (1)	$11,100	$22,413	$30,179	$32,351
Adjusted Net Income (1)(a)	$16,100	N/A	$43,179	N/A
Earnings Per Share (Basic) (1)	$1.07	$2.04	$2.81	$2.77
Adjusted Earnings Per Share (Basic) (1)(a)	$1.56	N/A	$4.02	N/A
Earnings Per Share (Diluted) (1)	$0.98	$1.87	$2.59	$2.57
Adjusted Earnings Per Share (Diluted) (1)(a)	$1.42	N/A	$3.71	N/A
Book Value Per Share	$76.72	$72.41	$76.72	$72.41
Tangible Book Value Per Share (2)	$59.54	$56.91	$59.54	$56.91
(1) Attributable to Oppenheimer Holdings Inc.
(2) Represents preliminary book value less goodwill and intangible assets divided by number of shares outstanding

Highlights

•Increased revenues for the full year 2023 due to record bank deposit sweep income and margin interest income and substantially higher fixed income sales and trading revenues than prior year
•Reduced net income and earnings per share for the fourth quarter largely reflected fewer investment banking transactions and regulatory charges
•Higher non-compensation expenses for the full year 2023 mostly attributable to the impact of significant legal costs and an accrual for a regulatory settlement
•Client assets under administration and under management were both at higher levels compared with the prior quarter and year end
•The Company repurchased 900,518 shares of Class A non-voting common stock during the full year 2023 at an average price of $39.00 per share under its previously announced share repurchase program and “Dutch Auction” tender offer, which resulted in 10,186,783 shares of Class A non-voting common stock remaining outstanding as of December 31, 2023
•Book value per share reached record levels at December 31, 2023 as a result of positive earnings and share repurchases
•The effective tax rate of 35.3% reflects the impact of a non-deductible $13.0 million regulatory settlement for the full year 2023. The adjusted effective tax rate(b) is 27.6% when this expense is excluded
Albert G. Lowenthal, Chairman and CEO commented, "The Company generated profitable results for the full year 2023 despite mixed macroeconomic conditions and significantly higher legal and regulatory costs. The costs of a particular legal matter (which we now believe is behind us from a financial point of view) and, the impact of a non-recurring accrual related to an SEC industry-wide focus on ‘off-channel communications’ was approximately $70 million for the year. But for these, the Company would have produced a decent return despite the ongoing drought in Investment Banking activity.

The year began with markets anticipating either a mild recession or a "soft landing" with nominal growth and high but declining inflation driven by a Federal Reserve ("FED") committed to interest rate increases. The economic outlook gradually improved as inflation receded, unemployment held steady and the FED signaled potential rate cuts in 2024. The financial markets improved along with the economic outlook, as what began as a narrow rally focused on generative A.I. stocks eventually broadened into an “everything rally” by the year’s end, with most major indices ending the year at or near their all-time highs in spite of continued geopolitical tensions in Ukraine and Gaza.

Throughout these evolving market conditions, our diversified businesses registered a year-over-year increase in total revenues. Higher short-term interest rates propelled record high full-year bank deposit sweep and margin interest income in our Wealth Management business as well as large increases in fixed income sales and trading revenues in our Capital Markets segment. The rising markets and addition of new client assets also drove improvements in the valuation of client assets under management throughout the year, though asset-based advisory fees did not fully recover to last year’s levels. Investment banking revenues continue to be adversely impacted by reduced corporate transactions and a moribund IPO environment.

We ended the year with a strong balance sheet and record high book value per share levels. Our Class A share count is significantly reduced from the prior year due to share repurchases during the year. While market conditions proved challenging at times, I am optimistic about the future as we strengthened our competitive posture through strategic additions to personnel and I am appreciative of the commitment and success of existing staff in providing exceptional service to our clients."

Segment Results (Unaudited)
('000s, except per share amounts or otherwise indicated)
	4Q-23	4Q-22	FY-23	FY-22
Private Client
Revenue	$203,834	$201,748	$801,754	$675,680
Pre-Tax Income	$53,945	$49,331	$194,444	$142,250
Assets Under Administration (billions)	$118.2	$105.0	$118.2	$105.0

Asset Management
Revenue	$21,446	$22,940	$88,433	$99,242
Pre-Tax Income	$6,125	$9,837	$24,091	$35,753
Asset Under Management (billions)	$43.9	$36.8	$43.9	$36.8

Capital Markets
Revenue	$81,457	$90,549	$345,897	$337,821
Pre-Tax Loss	$(18,179)	$(11,328)	$(62,961)	$(25,696)

Fourth Quarter Results

Private Client

Private Client reported revenue of $203.8 million for the fourth quarter of 2023, 1.0% higher compared with a year ago. Pre-tax income was $53.9 million, an increase of 9.4% compared with a year ago. Productivity of our financial advisors improved although financial advisor headcount declined to 931 at the end of the fourth quarter of 2023 compared to 968 at the end of the fourth quarter of 2022.
Revenue:
•Retail commissions increased 8.6% from a year ago primarily driven by higher client activity
•Advisory fees increased 5.8% from a year ago due to higher valuations of assets under management ("AUM")
•Bank deposit sweep income for the fourth quarter of 2023 decreased $12.1 million from a year ago due to lower cash sweep balances
•Interest revenue increased 10.6% from a year ago due to higher short-term interest rates
•Other revenue increased 35.2% compared with a year ago primarily due to an increase of COLI asset values and insurance proceeds when compared to the prior year quarter
Total Expenses:
•Compensation expenses were flat compared with a year ago
•Non-compensation expenses decreased 4.6% compared with a year ago

('000s, except otherwise indicated)
	4Q-23	4Q-22

Revenue	$203,834	$201,748
Commissions	$50,098	$46,128
Advisory Fees	$81,023	$76,574
Bank Deposit Sweep Income	$37,534	$49,590
Interest	$20,875	$18,880
Other	$14,304	$10,576

Total Expenses	$149,889	$152,417
Compensation	$112,200	$112,919
Non-compensation	$37,689	$39,498

Pre-Tax Income	$53,945	$49,331

Compensation Ratio	55.0%	56.0%
Non-compensation Ratio	18.5%	19.6%
Pre-Tax Margin	26.5%	24.5%

Assets Under Administration (billions)	$118.2	$105.0
Cash Sweep Balances (billions)	$3.4	$5.5

Asset Management

Asset Management reported revenue of $21.4 million for the fourth quarter of 2023, 6.5% lower compared with a year ago primarily due to the reduced value of positions held in private equity investments, partially offset by higher advisory fees based on increased AUM levels. Pre-tax income was $6.1 million, a decrease of 37.7% compared with a year ago.

Revenue:
•Advisory fee revenue increased 5.7% from a year ago due to increased management fees resulting from the higher net value of AUM during the fourth quarter of 2023
•Other revenue decreased $2.8 million from a year ago primarily due to an decrease in the fair value of positions held in private equity investments
Assets under Management (AUM):
▪AUM were $43.9 billion at December 31, 2023, which is the basis for advisory fee billings for January 2024
▪The increase in AUM from December 31, 2022 to December 31, 2023 was comprised of higher asset values of $6.0 billion on existing client holdings and a net contribution of assets of $1.1 billion
Total Expenses:
•Compensation expenses were up 42.0% driven primarily by larger incentive compensation accrual adjustments in the prior year
•Non-compensation expenses increased 6.8% when compared with a year ago due to higher external portfolio management costs which are directly related to the assets being managed and higher communications and technology expenses

('000s, except otherwise indicated)
	4Q-23	4Q-22

Revenue	$21,446	$22,940
Advisory Fees	$24,236	$22,936
Other	$(2,790)	$4

Total Expenses	$15,321	$13,103
Compensation	$5,363	$3,776
Non-compensation	$9,958	$9,327

Pre-Tax Income	$6,125	$9,837

Compensation Ratio	25.0%	16.5%
Non-compensation Ratio	46.4%	40.7%
Pre-Tax Margin	28.6%	42.9%

AUM (billions)	$43.9	$36.8

Capital Markets

Capital Markets reported revenue of $81.5 million for the fourth quarter of 2023, 10.0% lower compared with a year ago. Pre-tax loss was $18.2 million compared with a pre-tax loss of $11.3 million a year ago.

Revenue:
Investment Banking
•Advisory fees earned from investment banking activities decreased 49.3% compared with a year ago driven by an industry-wide slowdown in M&A transactions
•Equity and fixed income underwriting fees were relatively flat with the prior year due to continued industry-wide softness in capital raising activities
Sales and Trading
•Equities sales and trading decreased 6.0% compared with a year ago due to lower client activity levels
•Fixed income sales and trading increased 21.4% compared to the prior year primarily due to an increase in trading income attributable to higher volumes

Total Expenses:
•Compensation expenses decreased 20.3% compared with the prior year primarily due to lower incentive compensation
•Non-compensation expenses increased 43.8% compared with a year ago mainly due to an increase in interest expense in financing trading inventories

('000s)
	4Q-23	4Q-22

Revenue	$81,457	$90,549

Investment Banking	$20,704	$32,476
Advisory Fees	$12,740	$25,110
Equities Underwriting	$5,837	$5,533
Fixed Income Underwriting	$1,781	$1,541
Other	$346	$292

Sales and Trading	$60,170	$57,039
Equities	$31,092	$33,082
Fixed Income	$29,078	$23,957

Other	$583	$1,034

Total Expenses	$99,636	$101,877
Compensation	$58,346	$73,163
Non-compensation	$41,290	$28,714

Pre-Tax Loss	$(18,179)	$(11,328)

Compensation Ratio	71.6%	80.8%
Non-compensation Ratio	50.7%	31.7%
Pre-Tax Margin	(22.3)%	(12.5)%

Full Year Results

Private Client

Private Client reported revenue of $801.8 million for the year ended December 31, 2023, 18.7% higher compared with the prior year. Pre-tax income was $194.4 million, an increase of 36.7% from the prior year.
Revenue:
•Retail commissions decreased slightly from the prior year, due to lower overall client activity, though transaction volumes improved later in the year
•Advisory fees decreased 2.2% from the prior year due to lower billable AUM during the year
•Bank deposit sweep income for the full year was a record high and increased $68.2 million or 65.3% from the prior year due to higher short-term interest rates, partially offset by lower cash sweep balances
•Interest revenue increased 64.1% from the prior year due to record full year margin interest income attributable to higher short-term interest rates
•Other revenue increased significantly compared with the prior year primarily due to increases in the cash surrender value of Company-owned life insurance policies, which fluctuates based on changes in fair value of the policies' underlying investments
Total Expenses:
•Compensation expenses increased 5.7% from the prior year primarily due to higher deferred compensation costs
•Non-compensation expenses increased 33.6% from the prior year primarily due to the impact of significant legal costs

('000s)
	FY-23	FY-22
Revenue	$801,754	$675,680
Commissions	$186,496	$190,614
Advisory Fees	$319,191	$326,240
Bank Deposit Sweep Income	$172,807	$104,558
Interest	$85,105	$51,866
Other	$38,155	$2,402
Total Expenses	$607,310	$533,430
Compensation	$399,185	$377,671
Non-compensation	$208,125	$155,759

Pre-Tax Income	$194,444	$142,250

Compensation Ratio	49.8%	55.9%
Non-compensation Ratio	26.0%	23.1%
Pre-Tax Margin	24.3%	21.1%
Assets Under Administration (billions)	$118.2	$105.0
Cash Sweep Balances (billions)	$3.4	$5.5

Asset Management

Asset Management reported revenue of $88.4 million for the year ended December 31, 2023, 10.9% lower compared with the prior year. Pre-tax income was $24.1 million, a decrease of 32.6% compared with the prior year.

Revenue:
•Advisory fee revenue decreased 3.0% from the prior year primarily due to lower management fees from advisory programs attributable to reduced billable AUM levels and lower incentive fees from alternative investments during the year
•Other revenue decreased $7.8 million from a year ago primarily due to a decrease in the fair value of positions held in private equity investments
Assets under Management (AUM):
▪AUM were $43.9 billion at December 31, 2023, which is the basis for advisory fee billings for January 2024
▪The increase in AUM from December 31, 2022 to December 31, 2023 was comprised of higher asset values of $6.0 billion on existing client holdings and a net contribution of assets of $1.1 billion
Total Expenses:
•Compensation expenses and non-compensation expenses were relatively flat when compared to the prior year

('000s)
	FY-23	FY-22

Revenue	$88,433	$99,242
Advisory Fees	$96,259	$99,224
Other	$(7,826)	$18

Total Expenses	$64,342	$63,489
Compensation	$24,846	$24,261
Non-compensation	$39,496	$39,228

Pre-Tax Income	$24,091	$35,753

Compensation Ratio	28.1%	24.4%
Non-compensation Ratio	44.7%	39.5%
Pre-Tax Margin	27.2%	36.0%

AUM (billions)	$43.9	$36.8

Capital Markets
Capital Markets reported revenue of $345.9 million for the year ended December 31, 2023, 2.4% higher compared with the prior year. Pre-tax loss was $63.0 million compared with pre-tax loss of $25.7 million for the prior year.

Revenue:
Investment Banking
•Advisory fees earned from investment banking activities decreased 17.7% compared with the prior year driven by an industry-wide slowdown in M&A transactions
•Equities underwriting fees increased 37.9% compared with the prior year due to higher new issuance volumes and deal sizes, primarily during the third quarter
•Fixed income underwriting fees were down 25.9% compared with the prior year primarily driven by less overall new issuance activity
Sales and Trading
•Equities sales and trading decreased 9.1% compared with the prior year due to reduced volumes as a result of lower market volatility
•Fixed income sales and trading increased 35.1% compared with the prior year driven by higher trading income attributable to higher volumes

Total Expenses:
•Compensation expenses were slightly higher than the prior year due to opportunistic hires and inflationary pressures on wages as well as higher deferred compensation costs
•Non-compensation expenses were 36.1% higher compared with the prior year mainly due to an increase in interest expense in financing trading inventories

('000s)
	FY-23	FY-22

Revenue	$345,897	$337,821

Investment Banking	$111,734	$117,101
Advisory Fees	$69,623	$84,569
Equities Underwriting	$33,904	$24,583
Fixed Income Underwriting	$6,594	$8,898
Other	$1,613	$(949)

Sales and Trading	$231,867	$217,712
Equities	$128,216	$141,013
Fixed Income	$103,651	$76,699

Other	$2,296	$3,008

Total Expenses	$408,858	$363,517
Compensation	$269,330	$260,974
Non-compensation	$139,528	$102,543

Pre-Tax Loss	$(62,961)	$(25,696)

Compensation Ratio	77.9%	77.3%
Non-compensation Ratio	40.3%	30.4%
Pre-Tax Margin	(18.2)%	(7.6)%

Other Matters

•The Board of Directors announced a quarterly dividend in the amount of $0.15 per share for the fourth quarter of 2023 payable on February 23, 2024 to holders of Class A non-voting and Class B voting common stock of record on February 9, 2024
•Compensation expense as a percentage of revenue was 62.7% during the 2023 year versus 66.7% for the prior year primarily due to higher interest-sensitive revenues that are not directly correlated with compensation
•Non-compensation expenses increased 29.3% from the prior year primarily due to the impact of significant legal costs and an accrual for a regulatory settlement
•The effective tax rate for the 2023 year was 35.3% compared with 29.5% for the prior year primarily due to the impact of a non-deductible $13.0 million regulatory settlement

(In millions, except number of shares and per share amounts)
	FY-23	FY-22
Capital
Stockholders' Equity (1)	$789.2	$794.2
Regulatory Net Capital (2)	$453.6	$432.5
Regulatory Excess Net Capital (2)	$435.0	$408.3

Common Stock Repurchases
Share Repurchase Program
Repurchases	$17.6	$60.6
Number of Shares	463,335	1,684,287
Average Price Per Share	$38.07	$36.00
"Dutch Auction" Tender Offer
Repurchases	$17.49	$—
Number of Shares	437,183	—
Average Price Per Share	$40.00	$—

Period End Shares	10,286,448	10,968,221
Effective Tax Rate	35.3%	29.5%

(1) Attributable to Oppenheimer Holdings Inc.
(2) Attributable to Oppenheimer & Co. Inc. broker-dealer

Notes

(a) Adjusted net income and earnings per share attributable to Oppenheimer Holdings Inc. (a non-GAAP financial measure) excludes $5.0 million and $13.0 million of expense related to a regulatory settlement that was recognized during the fourth quarter of 2023 and year-ended December 31, 2023, respectively. Refer to the schedule on page 8 for additional explanation of non-GAAP financial measures and a reconciliation of adjusted net income and earnings per share to U.S. GAAP.

(b) Adjusted effective tax rate (a non-GAAP financial measure) excludes $13.0 million of expense related to a regulatory settlement that was recognized during the year-ended December 31, 2023. Refer to the schedule on page 8 for additional explanation of non-GAAP financial measures and a reconciliation of the adjusted effective tax rate to U.S. GAAP.

Company Information

Oppenheimer Holdings Inc., through its operating subsidiaries, is a leading middle market investment bank and full service broker-dealer that is engaged in a broad range of activities in the financial services industry, including retail securities brokerage, institutional sales and trading, investment banking (corporate and public finance), equity and fixed income research, market-making, trust services, and investment advisory and asset management services. With roots tracing back to 1881, the Company is headquartered in New York and has 90 retail branch offices in the United States and institutional businesses located in London, Tel Aviv, and Hong Kong.

Forward-Looking Statements

This press release includes certain "forward-looking statements" relating to anticipated future performance. For a discussion of the factors that could cause future performance to be different than anticipated, reference is made to Factors Affecting "Forward-Looking Statements" and Part 1A – Risk Factors in the Company's Annual Report on Form 10-K for the year ended December 31, 2022 and Factors Affecting "Forward-Looking Statements" in Part I, Item 2 in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2023.

Oppenheimer Holdings Inc.
Consolidated Income Statements (Unaudited)
('000s, except number of shares and per share amounts)

	For the Three Months Ended December 31,			For the Year Ended December 31,
	2023	2022	% Change	2023	2022	% Change
REVENUE
Commissions	$90,074	$88,075	2.3	$349,248	$370,382	(5.7)
Advisory fees	105,465	99,517	6.0	415,679	425,615	(2.3)
Investment banking	22,311	34,013	(34.4)	117,665	127,529	(7.7)
Bank deposit sweep income	37,534	49,590	(24.3)	172,807	104,558	65.3
Interest	25,859	22,046	17.3	104,550	60,713	72.2
Principal transactions, net	18,712	10,907	71.6	65,347	21,031	210.7
Other	8,334	9,432	(11.6)	23,529	1,113	2,014.0
Total revenue	308,289	313,580	(1.7)	1,248,825	1,110,941	12.4
EXPENSES
Compensation and related expenses	193,196	197,683	(2.3)	782,396	740,827	5.6
Communications and technology	23,508	21,493	9.4	91,321	85,474	6.8
Occupancy and equipment costs	16,380	15,196	7.8	66,002	59,897	10.2
Clearing and exchange fees	6,687	6,643	0.7	24,928	25,566	(2.5)
Interest	18,246	10,688	70.7	68,599	23,846	187.7
Other	32,440	31,605	2.6	168,809	129,777	30.1
Total expenses	290,457	283,308	2.5	1,202,055	1,065,387	12.8

Pre-tax Income	17,832	30,272	(41.1)	46,770	45,554	2.7
Income taxes provision	6,236	7,885	(20.9)	16,498	13,444	22.7
Net Income	$11,596	$22,387	(48.2)	$30,272	$32,110	(5.7)

Less: Net income (loss) attributable to non-controlling interest, net of tax	496	(26)	*	93	(241)	*
Net income attributable to Oppenheimer Holdings Inc.	$11,100	$22,413	(50.5)	$30,179	$32,351	(6.7)

Earnings per share attributable to Oppenheimer Holdings Inc.
Basic	$1.07	$2.04	(47.5)	$2.81	$2.77	1.4
Diluted	$0.98	$1.87	(47.6)	$2.59	$2.57	0.8

Weighted average number of common shares outstanding
Basic	10,326,996	10,967,276	(5.8)	10,736,166	11,666,194	(8.0)
Diluted	11,305,198	11,969,012	(5.5)	11,645,708	12,607,752	(7.6)

Period end number of common shares outstanding	10,286,448	10,968,221	(6.2)	10,286,448	10,968,221	(6.2)
* Percentage not meaningful

Explanation of Non-GAAP Financial Measures

The Company included certain non-GAAP financial measures within this Earnings Release to supplement the U.S. GAAP financial information. Adjusted results begin with information prepared in accordance with U.S. GAAP, and such results are adjusted to exclude certain items. Specifically, we included non-GAAP measures that adjust the Company’s net income, earnings per share and effective tax rate to exclude the expense associated with a non-recurring regulatory settlement. The Company believes that these non-GAAP financial measures provide additional useful information for investors because they permit investors to view the financial measures on a basis consistent with how management views the operating performance of the Firm. These non-GAAP financial measures, when presented in conjunction with comparable U.S. GAAP measures, also are useful to investors when comparing the Company’s results across different financial reporting periods on a consistent basis.

The following tables reconcile our non-GAAP financial measures to their respective U.S. GAAP measures. These non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation from, as a substitute for, or superior to the analysis of U.S. GAAP financial measures.

Net Income Attributable to Oppenheimer Holdings Inc. and Earnings Per Share U.S. GAAP Reconciliation

Reconciliation of net income attributable to Oppenheimer Holdings Inc. to adjusted net income attributable to Oppenheimer Holdings Inc., reconciliation of basic earnings per share to adjusted basic earnings per share, and reconciliation of diluted earnings per share to adjusted diluted earnings per share are as follows:

('000s, except per share amounts)	For the Three Months Ended	For the Year Ended
	December 31, 2023	December 31, 2023
Net income attributable to Oppenheimer Holdings Inc. (U.S. GAAP)	$11,100	$30,179
Net income impact of regulatory settlement	5,000	13,000
Adjusted net income attributable to Oppenheimer Holdings Inc. (non-GAAP)	$16,100	$43,179

Basic earnings per share (U.S. GAAP)	$1.07	$2.81
Basic earnings per share impact of regulatory settlement	$0.49	$1.21
Adjusted basic earnings per share (non-GAAP)	$1.56	$4.02

Diluted earnings per share (U.S. GAAP)	$0.98	$2.59
Diluted earnings per share impact of regulatory settlement	$0.44	$1.12
Adjusted diluted earnings per share (non-GAAP)	$1.42	$3.71

Effective Tax Rate U.S. GAAP Reconciliation

The table below reconciles our effective tax rate to the adjusted effective tax rate:

For the Year Ended
December 31, 2023
Effective tax rate (U.S. GAAP)	35.3%
Tax rate impact of regulatory settlement	(7.7)%
Adjusted effective tax rate (non-GAAP)	27.6%